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                                                                      EXHIBIT 12

                          The Williams Companies, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)


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                                                                            Nine months ended
                                                                            September 30, 2003
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Earnings:
   Income from continuing operations before income taxes
      and cumulative effect of change in accounting principles                $        238.5
   Add:
      Interest expense - net                                                         1,000.5
      Rental expense representative of interest factor                                  19.2
      Minority interest in income of consolidated subsidiaries                          15.1
      Interest expense - net - 50% owned companies                                       3.7
      Equity losses in less than 50% owned companies                                     5.5
      Other                                                                             (2.6)
                                                                              --------------

         Total earnings as adjusted plus fixed charges                        $      1,279.9
                                                                              ==============

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                     $      1,000.5
   Capitalized interest                                                                 34.6
   Rental expense representative of interest factor                                     19.2
   Pre-tax effect of preferred stock dividend requirements of the Company               47.8
   Interest accrued - 50% owned companies                                                3.7
                                                                              --------------

         Combined fixed charges and preferred stock dividend requirements     $      1,105.8
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Ratio of earnings to combined fixed charges and preferred stock dividend
   requirements                                                                         1.16
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